Exhibit 8.2

December 15, 2009

Intellon Corporation

5955 T.G. Lee Boulevard, Suite 600

Orlando, FL 32822

Ladies and Gentlemen:

We have acted as counsel to Intellon Corporation, a Delaware corporation (the “Company”), in connection with the following transactions pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 8, 2009, by and among Atheros Communications, Inc., a Delaware corporation (“Parent”), Iceman Acquisition One Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary 1”), Iceman Acquisition Two LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Subsidiary 2”), and the Company: (1) the merger of Merger Subsidiary 1 with and into the Company, in accordance with the Delaware General Corporation Law, with the Company as the surviving corporation (the “First Step Merger”), followed by (2) the merger of the Company with and into Merger Subsidiary 2, in accordance with the Delaware General Corporation Law and the Limited Liability Company Act of the State of Delaware, with Merger Subsidiary 2 as the surviving entity (the “Second Step Merger” and, together with the First Step Merger, the “Mergers”), on the terms and conditions set forth in the Merger Agreement. You have asked for our opinion as to certain United States federal income tax consequences of the Mergers. This opinion is being delivered pursuant to section 7.3(d) of the Merger Agreement. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

For purposes of this opinion, we have reviewed the Merger Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

(i) Original documents submitted to us (including signatures) are authentic, documents submitted to us as copies conform to the original documents and all such documents either have been or will be by the effectiveness of the First Step Merger duly and validly executed and delivered where such execution and delivery are prerequisites to effectiveness.

(ii) The Mergers will be completed in the manner set forth in the Merger Agreement and in the Registration Statement.

(iii) All representations, warranties and statements made or agreed to by the Company, Parent, Merger Subsidiary 1 and Merger Subsidiary 2 by their respective managements, officers and directors or managers in connection with the Mergers, including but not limited to those set forth in the Merger Agreement, the Tax Representation Letters and the Parent’s Registration Statement on Form S-4, are true, correct and complete at all relevant times. Any representation or statement made “to the best knowledge” or similarly qualified is correct without such qualification.

(iv) All covenants contained in the Merger Agreement will be performed without waiver or breach of any material provision.

On the basis of the foregoing, it is our opinion that for United States federal income tax purposes, the Mergers, taken together, will constitute a reorganization within the meaning of Section 368(a) of the Code.

This opinion has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues. The opinion expressed herein is limited to the referenced United States federal income tax matters. No other opinions are rendered or should be inferred. We also express no opinion regarding tax consequences under foreign, state or local laws. Our opinion is rendered as of the date hereof and in issuing our opinion, we have relied solely upon the Code, existing and proposed regulations thereunder, and administrative positions and judicial decisions in effect as of the date hereof. Such laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such changes could affect the validity of the opinion set forth above. Also, future changes in United States federal income tax laws and the interpretation thereof can have retroactive effect. With respect to any significant federal tax issues outside the limited scope of this opinion, this opinion was not written and cannot be used by the recipient or any other party for the purpose of avoiding penalties that may be imposed under the Code on the recipient or such other party.

Very truly yours,

/s/    DECHERT LLP

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